UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2019

LEADER CAPITAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-221548	37- 1853394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2708-09, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +852 3487 6378

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

Leader Capital Holdings Corp. (the “Registrant”) had entered into a Bond Purchase Agreement (the “Bond Purchase Agreement”) with Wang, Ching-nan, an individual purchaser (the “Purchaser”) on August 14, 2019 (the “Effective Date”) pursuant to which the Registrant issued and sold to the Purchaser the Company Bond at an aggregate principle amount and an aggregate purchase price of US$600,000.00 (the “Bond”).

The Bond will mature three years from the Effective Date (the “Maturity Date”). Interest on the Bond will be payable on semi-yearly basis at 10.0% per annum (equivalent to 0.8333%, per month) from the Effective Date. On Maturity Date, the Registrant promises to pay to the Investor the principle amount and any interest, fees, charges and penalties incurred. The Registrant may not prepay to Purchaser any balance remaining following the Prepayment Date. However, the Registrant may exercise its right to repay this Bond at any time on or before two years from the Maturity Date by wiring 100% of all outstanding principal and interest(s) to the Purchaser.

The Bond provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Bond to become or to be declared due and payable. The events of default under this Bond are: (i) The Registrant fails to pay any principal under this Bond, pursuant to the terms of this Bond, on or before the Maturity Date; or (ii) the Registrant fails to pay any interest or any other amount under this Bond, pursuant to the terms of this Bond, on or before the Maturity Date; or (iii) a receiver, trustee or other similar official shall be appointed over the Registrant or a material part of its assets and such appointment shall remain uncontested for ten days or shall not be dismissed or discharged within thirty days; or (iv) the Registrant becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) The Registrant makes a general assignment for the benefit of creditors; or (vi) The Registrant files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Registrant; or (viii) the Registrant fails to observe or perform any covenant, obligation, condition or agreement of the Registrant contained herein, including without limitation all covenants to timely file all required quarterly and annual reports, and any other filings related to Rule 144; or (ix) any representation, warranty or other statement made or furnished by or on behalf of the Registrant to the Purchaser herein or in connection with the issuance of the Bonds shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

Upon the occurrence of any event of default described above, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Investor. The “Mandatory Default Amount” means 100% multiplied by the applicable Outstanding Balance (the “Default Effect”), provided that the Default Effect may only be applied with respect to the first two events of default that occur. Commencing five days after the occurrence of any event of default, interest shall accrue on the Outstanding Balance of each Bond at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Purchaser needs not provide, and the Registrant hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Purchaser at any time prior to payment hereunder and the Purchaser shall have all rights as a holder of the Bond until such time, if any, as the Purchaser receives full payment pursuant to this Section. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity.

Item 9.01 Financial Statements And Exhibits

(a) Financial Statements of Business Acquired.

Not applicable

(b) Pro Forma Financial Information.

Not applicable

(d) Exhibits.

Exhibit No.	Description

10.1	Bond dated as of August 14, 2019
10.2	Bond Purchase Agreement as of August 14, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEADER CAPITAL HOLDINGS CORP.

Date: August 19, 2019	By:	/s/ Lin Yi-Hsiu
Lin Yi-Hsiu Chief Executive Officer, President, Treasurer Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)